SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2003

GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

New York	1-35	14-0689340

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (203) 373-2211

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Item 5. Other Events

     On October 8, 2003, General Electric Company ("GE") issued a press release announcing the signing of a definitive agreement for the merger of NBC with Vivendi Universal Entertainment ("VUE") to create one of the world's fastest-growing media companies. The new company, to be called NBC Universal, will be 80%-owned by GE, with 20% held by the shareholders of VUE.

     As part of the transaction, the shareholders of VUE are expected to receive at closing their share of $3.8 billion of cash consideration, of which Vivendi Universal, as 86% owner of VUE, is expected to receive approximately $3.3 billion. GE intends to issue GE common stock at or prior to closing to fund the cash portion of the transaction. In addition, NBC Universal will assume approximately $1.7 billion of debt. Beginning in 2006, Vivendi Universal will have the option to begin monetizing its ownership interest at fair market value.

     The merger is subject to customary approvals from various regulatory agencies. The companies anticipate completing the transaction in the first half of 2004.

     On October 10, 2003, GE and Amersham plc ("Amersham") announced their agreement on the terms of a share exchange transaction through which GE and its subsidiary GE Investments, Inc. will acquire Amersham. The terms of the transaction value the share capital of Amersham at approximately £5.7 billion ($9.5 billion) on a diluted basis.

     The number of GE shares to be issued in exchange for each Amersham share will be finally determined at closing. Applying the exchange ratio determined as of the announcement date, approximately 307.1 million GE shares (313.5 million on a diluted basis) would be issued. In no event will more than approximately 391.7 million GE shares (399.9 million on a diluted basis) be issued in the transaction.

     The transaction is subject to obtaining certain European Commission and United States regulatory clearances and other customary conditions. The necessary regulatory clearances are expected to be obtained within the first half of 2004.

     Amersham, headquartered in the United Kingdom, is a global leader in medical diagnostics and life sciences. The Amersham Group was formed in 1997 through the mergers of Amersham International (United Kingdom), Pharmacia Biotech (Sweden) and Nycomed (Norway). Amersham has three main business areas: medical diagnostics, operating as Amersham Health, and protein separations and discovery systems, together operating as Amersham Biosciences. For the fiscal year ended December 31, 2002, Amersham reported sales of £1.6 billion ($2.4 billion) and net income of £179 million ($269 million). For the six-month period ended June 30, 2003, Amersham reported sales of £808 million ($1.3 billion) and net income of £45 million ($72 million). As at June 30, 2003, Amersham reported net assets of £1.2 billion ($2.0 billion). Amersham's financial information is prepared in accordance with accounting principles generally accepted in the United Kingdom.

Item 9. Regulation FD Disclosure

Item 12. Results of Operations and Financial Condition

     The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Results of Operations and Financial Condition."

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     On October 10, 2003, General Electric Company issued a press release setting forth GE's third-quarter 2003 earnings. A copy of GE's press release is attached hereto as Exhibit 99(a) and hereby incorporated by reference. This press release includes certain non-GAAP financial measures. A reconciliation of those measures to the most directly related comparable GAAP measures is attached hereto as Exhibit 99(b).

Exhibit Index

99(a) Press release, dated: October 10, 2003, issued by General Electric Company

99(b) Reconciliations of non-GAAP financial measures

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Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENERAL ELECTRIC COMPANY

By:	/s/ Philip D. Ameen

Philip D. Ameen Vice President and Comptroller
Date: October 10, 2003

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